Exhibit 99.1

ANDY HEYWARD, CHAIRMAN AND CEO OF GENIUS BRANDS INTERNATIONAL, ACQUIRES APPROXIMATELY 11.6 MILLION SHARES OF GNUS COMMON STOCK

Last night, I filed a Form 4 document which pertains to transactions in the company’s securities by its executive officers and directors. You may have noticed that I converted notes (debt) along with the company’s other note holders that otherwise sat at the top of the cap table into common stock (equity) as part of the debt conversion deal that was announced last Tuesday (June 23rd). This transaction reflects my strong confidence in the company and our future. It also reflects that as the largest shareholder in Genius Brands, myself, my interests are fully aligned with my fellow shareholders. (It was wrongly reported that I sold shares in the company, which I did not do. In fact, it was a cashless exercise of warrants and a conversion of debt for equity without any sales of common stock. I should also point out that I have never sold a single share in the company, and I have no intention to do so.)

I also want to take this opportunity to provide a little color around last week’s debt conversion deal, and its benefit to the company:

•	By agreeing to register the resale of the shares issued upon conversion of the notes, we added approximately $4 million of additional cash to our balance sheet. We now have over $55 million in cash.

•	We also removed all our debt. The $13.75 million of previous debt is now gone.

•	Our balance sheet is now pristine and powerful, and we are in a position to be opportunistic. It’s no secret that we are determined to grow Genius Brands into a dominant force in children’s entertainment, and we believe that we have both the manpower and creative capital to do so. Now we also have taken the first step towards having the financial capital to do so. In this business, those windows of opportunity can appear quickly, and we need to be nimble to meet them.

Genius Brands is a long-term story. As my friend Warren Buffett has said, "Someone's sitting in the shade today because someone planted a tree a long time ago."

I have been in the children’s entertainment business my whole career. Along with the top-tier executives we have hired, we have an extraordinary team that knows how to create successful products and programming that will last for many years. For those who are patient investors, I believe the reward will come.

It begins with the very best talent. That means, creators, writers, directors, marketers, and broadcasters. That is where hits come from. And when those hits are put on a powerful distribution platform, they are seen wide, and that's when magic happens, because the toys and all the myriad products for kids, will come forth from that ground.

Please enjoy the attached trailer of STAN LEE'S SUPERHERO KINDERGARTEN, and the dream team that is now working for us, and you will see what we are talking about. Coming to Kartoon Channel!

https://www.youtube.com/watch?v=Dd7wmWv5z2o&feature=youtu.be

Sincerely,

Andy